Exhibit 99.1
Contacts:	For news media - Dan McCarthy, 610-774-5758
For financial analysts - Tim Paukovits, 610-774-4124

PPL's Second-Quarter Earnings Increase over Prior-Year Period;
Company Affirms 2004 Earnings Forecast

     ALLENTOWN, Pa. (July 28, 2004) - PPL Corporation (NYSE: PPL) today announced increases in earnings per share for both reported earnings and earnings from ongoing operations for the second quarter of 2004 compared to a year ago. Reported earnings per share for the quarter increased by about 21 percent compared to the second quarter of 2003, while earnings per share from ongoing operations, which exclude unusual items, rose by about 7 percent over the same period.
     "Our solid second-quarter results reflect sustained strong performance of the company's business lines and the continuing benefit of our disciplined approach to commodity markets," said William F. Hecht, PPL's chairman, president and chief executive officer. "We are on track to achieve 2004 reported earnings of $3.50 to $3.80 per share and $3.45 to $3.75 per share in earnings from ongoing operations."
     PPL reported net income, or earnings, of $148 million, or $0.81 per share, for the second quarter of 2004 compared to $116 million, or $0.67 per share, a year ago. Earnings from ongoing operations were $132 million, or $0.72 per share, in the second quarter of 2004 compared to $116 million, or $0.67 per share, a year ago. PPL's reported earnings for the second quarter of 2004 included a net credit of $0.09 per share in unusual items, primarily due to the sale of its electricity distribution company in Brazil.
     On a per share basis, both reported and ongoing earnings were higher for the second quarter of this year compared to a year ago despite the impact of 12 million more shares of common stock outstanding at June 30, 2004, than at June 30, 2003. Earnings per share from ongoing operations increased by about 7 percent from the second quarter of 2003, while total earnings from ongoing operations grew by nearly 14 percent from the same period.
     The reported earnings measure is calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items.
     For the first half of 2004, PPL announced reported earnings of $325 million, or $1.80 per share, compared to $355 million, or $2.09 per share, for the same period last year. Earnings from ongoing operations for the first six months of 2004 were $317 million, or $1.75 per share, compared to $292 million, or $1.72 per share, for the same period last year. Earnings per share from ongoing operations increased by about 2 percent from the first half of 2003, while total earnings from ongoing operations grew by nearly 9 percent from the same period.

Second-Quarter and Six-Month Earnings Factors

     Compared to the second quarter of 2003, positive earnings drivers for PPL in the second quarter of 2004 were:

  Favorable performance at PPL's electricity distribution companies in Latin America and also in the United Kingdom, due primarily to positive currency exchange rates.
  Lower operation and maintenance costs due primarily to the timing of expenses for the maintenance outage at the Susquehanna nuclear plant.
  Higher electricity delivery sales in Pennsylvania.
  Slightly higher energy margins in the eastern U.S.

     In addition to these second-quarter items, higher energy margins in the eastern and western U.S. during the first quarter of 2004 contributed to PPL's improved results during the first half of 2004.

     Partially offsetting the positive earnings drivers in the second quarter of 2004 compared to 2003 were the following factors:

  Dilution to per share earnings, as a result of more shares of common stock outstanding.
  Higher interest expense, primarily due to transaction costs associated with the buyout of power plant leases in Arizona and Illinois.
  Lower energy margins in the western U.S., primarily due to lower hydroelectric generation and higher coal prices resulting from an arbitration decision on a contract with a coal supplier.
  Higher depreciation expense, primarily due to an accounting change at the end of 2003 that required PPL to consolidate on its balance sheet certain power plants financed through operating leases.

     In addition to the factors noted in the second quarter, higher operation and maintenance expenses adversely affected the company's first-half financial results in 2004. The increased expenses were primarily due to higher costs for the maintenance outage at PPL's Susquehanna nuclear plant in the first quarter of 2004, as well as lower pension income.

Unusual Items

     PPL recorded an unusual non-cash credit of $0.13 per share in the second quarter of 2004 for the sale of its electricity distribution company in Brazil. Other unusual items recorded by PPL in the second quarter of this year were charges of $0.03 per share for an impairment associated with an investment in a technology supplier and $0.01 per share for a previously discontinued telecommunications operation in El Salvador, which was sold in the second quarter of 2004. The only unusual item in the first quarter of 2004 was a charge of $0.04 per share for the sale of PPL's minority interest in CGE, a Chilean energy company. PPL received $123 million in cash from the proceeds of the CGE sale.

     There were no unusual items in the second quarter of 2003. In the first quarter of 2003, PPL benefited from an unusual credit of $0.37 due to the adoption of a new accounting standard related to asset retirement obligations.

12-month Earnings Results

     For the 12-month period ended June 30, 2004, PPL's net income was $704 million, or $3.93 per share, compared to $594 million, or $3.63 per share, for the period ended June 30, 2003. The company recorded several unusual items during these periods. (See the table entitled "Reconciliation of Earnings from Ongoing Operations and Reported Earnings.") Earnings from ongoing operations for the 12-month period ended June 30, 2004, were $667 million, or $3.72 per share, compared to $572 million, or $3.50 per share, for the period ended June 30, 2003.

Improving Cash Flow and Credit Positions

     Hecht said the successful execution of PPL's business strategy not only continues to provide growth in earnings but also improves the company's cash flow and credit positions. "Our steady earnings growth has allowed us to absorb the dilution from the additional 41 million shares of common stock issued since the beginning of September 2002," he said. "Our ability to generate free cash flow, combined with the issuance of the additional common stock, has allowed us to establish a very strong liquidity position while strengthening our balance sheet."
     For 2004, PPL forecasts approximately $1.33 billion in cash flow from operations. Net of capital expenditures of $690 million, common and preferred dividends of $300 million and repayment of $260 million of transition bonds, and excluding $123 million in proceeds from the sale of its interest in CGE, the company expects to have positive free cash flow of about $80 million in 2004. PPL expects cash on hand at the end of 2004 to be approximately $400 million.
     PPL's equity to total capitalization ratio as of June 30, 2004, was 35 percent, compared to 28 percent at Dec. 31, 2003, using debt and equity as presented on PPL's balance sheet. PPL's equity to total capitalization ratio as of June 30, 2004, as adjusted, was about 50 percent, compared to about 48 percent at Dec. 31, 2003. The adjusted ratio of 50 percent excludes $1.28 billion of transition bonds and $2.3 billion of debt of international affiliates that is non-recourse to PPL. For the adjusted calculations at December 31, 2003, the ratio of 48 percent excludes $1.42 billion of transition bonds and $2.3 billion of debt of international affiliates that is non-recourse to PPL and treats $575 million of Premium Equity Participating Security (PEPSSM) units as equity because those securities were converted to common stock in May 2004.

Long-term Outlook

     Hecht said the company believes its business strategy will result in a compound annual growth rate of about 3 percent to 5 percent over the longer term without adding any new assets to its portfolio.
     "As a key component of our business strategy, we have entered into energy sales contracts in 2004 and beyond for a significant portion of our power plants' anticipated output," Hecht said. "We also have negotiated our fuel supply contracts for an extended period of time. In this way, we have mitigated our exposure to fluctuations in cash flow and earnings and can focus on one of the things we do best, which is the efficient operation of our low-cost power plants."
     Hecht said the following elements of PPL's business strategy provide identifiable long-term growth:

  Annual increases in the generation prices under the Pennsylvania Public Utility Commission-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier.
  Increases in the volume of sales from PPL EnergyPlus to PPL Electric Utilities reflecting the projected growth in customer use.
  Planned incremental capacity increases of about 200 megawatts at several existing generating facilities.

     In addition, PPL has distribution rate proceedings pending in Pennsylvania and in the United Kingdom.
     In Pennsylvania, PPL Electric Utilities has filed a proposal with the PUC to increase distribution rates and has notified the commission that it plans to pass through to customers transmission charges that PPL Electric Utilities pays for transmission service. The combination of the distribution rate increase, as filed, and the transmission charge pass-through would result in an 8.1 percent increase over PPL Electric Utilities' present rates and would take effect on Jan. 1, 2005.
     In the United Kingdom, PPL's affiliate, Western Power Distribution, has its revenues reviewed every five years. WPD's review is expected to be completed late this year, with new prices going into effect in April 2005. As previously reported, the initial price proposal from the U.K. regulator released in June acknowledged WPD's leading quality-of-service and reliability performance.
     PPL is unable to predict the outcome of either rate proceeding, in Pennsylvania or the United Kingdom.

Earnings by Business Segment

     The following chart shows ongoing earnings contributions per share from PPL's business segments for the second quarter and the first six months of 2004 compared to the same periods of 2003.

Earnings from Ongoing Operations by Business Segment
(per share)	2nd Quarter		YTD
	2004	2003	2004	2003

Supply	$0.47	$0.52	$0.97	$1.05
Pennsylvania Delivery	0.01	0.00	0.23	0.22
International	0.24	0.15	0.55	0.45
	$0.72	$0.67	$1.75	$1.72

(See table entitled "Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings.")

Reconciliation of Earnings from Ongoing Operations and Reported Earnings (Millions of dollars)
	Current Year - 2004			Last Year - 2003
	2nd Qtr	June YTD	12 Mos.- June	2nd Qtr	June YTD	12 Mos.- June
Earnings from Ongoing Operations	$132	$317	$667	$116	$292	$572
Unusual Items (net of tax):
Impairment of investment in technology supplier	(6)	(6)	(6)
Sale of CGE	1	(7)	(7)
Asset retirement obligation					63	63
Consolidation of variable interest entities			(27)
Sale of CEMAR	23	23	23
Discontinued operations	(2)	(2)	(22)
CEMAR-related net tax benefit			81
Workforce reduction			(5)
CEMAR operating losses						(23)
Tax benefit - Teesside write-down						8
Write-down of generation equipment						(26)

Total Unusual Items	16	8	37	0	63	22

Earnings - Reported	$148	$325	$704	$116	$355	$594

Reconciliation of Earnings from Ongoing Operations and Reported Earnings per Share (Diluted)
	Current Year - 2004			Last Year - 2003
	2nd Qtr	June YTD	12 Mos.- June	2nd Qtr	June YTD	12 Mos. - June
Earnings from Ongoing Operations	$0.72	$1.75	$3.72	$0.67	$1.72	$3.50
Unusual Items (net of tax):
Impairment of investment in technology supplier	(0.03)	(0.03)	(0.04)
Sale of CGE		(0.04)	(0.04)
Asset retirement obligation					0.37	0.38
Consolidation of variable interest entities			(0.15)
Sale of CEMAR	0.13	0.13	0.13
Discontinued operations	(0.01)	(0.01)	(0.12)
CEMAR-related net tax benefit			0.46
Workforce reduction			(0.03)
CEMAR operating losses						(0.14)
Tax benefit - Teesside write-down						0.05
Write-down of generation equipment						(0.16)

Total Unusual Items	0.09	0.05	0.21	0.00	0.37	0.13

Earnings - Reported	$0.81	$1.80	$3.93	$0.67	$2.09	$3.63

     PPL Corporation, headquartered in Allentown, Pa., controls more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to nearly 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

# # #

     (Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Internet webcast of management's teleconference with financial analysts about second-quarter 2004 financial results at 9 a.m. (EDT) on Wednesday, July 28. The teleconference is available online live, in audio format, on PPL's Internet Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5571.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	June 30, 2004	Dec. 31, 2003 (a)
Assets
Cash	$358	$476
Other current assets	1,627	1,544
Investments	595	742
Property, plant and equipment - net
Electric plant	10,367	10,011
Gas and oil plant	209	205
Other property	213	221

	10,789	10,437
Recoverable transition costs	1,559	1,687
Goodwill and other intangibles	1,324	1,311
Regulatory and other assets	982	926

Total assets	$17,234	$17,123

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,004	$451
Other current liabilities	1,341	1,318
Long-term debt (less current portion)	6,671	8,145
Deferred income taxes and investment tax credits	2,286	2,205
Other noncurrent liabilities	1,772	1,640
Minority interest	53	54
Preferred stock	51	51
Earnings reinvested	1,653	1,478
Other common equity	3,514	2,915
Accumulated other comprehensive loss	(274)	(297)
Treasury stock	(837)	(837)

Total liabilities and equity	$17,234	$17,123

(a)    Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended June 30,		6 Months Ended June 30,		12 Months Ended June 30,

	2004 (a)	2003 (b)	2004 (a)	2003 (a)(b)	2004 (a)	2003 (a)(b)
Operating Revenues
Utility	$907	$862	$1,992	$1,881	$3,821	$3,719
Unregulated retail electric and gas	29	33	60	84	128	175
Wholesale energy marketing	294	303	572	601	1,185	1,223
Net energy trading margins	5	12	12	5	19	8
Energy-related businesses	127	129	246	256	489	531

	1,362	1,339	2,882	2,827	5,642	5,656

Operating Expenses
Fuel and purchased power	389	386	862	885	1,624	1,699
Other operation and maintenance	320	324	636	601	1,239	1,199
Amortization of recoverable transition costs	57	56	128	127	261	250
Depreciation	102	92	201	188	393	378
Energy-related businesses	132	135	270	256	505	520
Taxes, other than income	64	60	121	125	252	238
Other charges
Write-down of international energy projects	0	0	0	0	0	13
Workforce reduction	0	0	0	0	9	1
Write-down of generation projects	0	0	0	0	0	44

	1,064	1,053	2,218	2,182	4,283	4,342

Operating Income	298	286	664	645	1,359	1,314
Other Income - net	19	23	31	31	60	50
Interest Expense (c)	140	128	265	236	504	535

Income from Continuing Operations Before Income Taxes, Minority Interest and Distributions on Preferred Securities	177	181	430	440	915	829
Income Taxes	26	49	98	118	150	213
Minority Interest	2	1	4	2	9	24
Distributions on Preferred Securities (c)	0	14	1	27	3	58

Income from Continuing Operations	149	117	327	293	753	534
Loss from Discontinued Operations (net of
income taxes)	1	1	2	1	21	3

Income Before Cumulative Effects of Changes in Accounting Principles	148	116	325	292	732	531
Cumulative Effects of Changes in Accounting
Principles (net of income taxes)	0	0	0	63	(28)	63

Net Income	$148	$116	$325	$355	$704	$594

Earnings per share of common stock - basic
Ongoing Earnings	$0.72	$0.68	$1.75	$1.73	$3.73	$3.51
Unusual items	0.09	0	0.05	0.37	0.21	0.13

Net Income	$0.81	$0.68	$1.80	$2.10	$3.94	$3.64

Earnings per share of common stock - diluted
Ongoing Earnings	$0.72	$0.67	$1.75	$1.72	$3.72	$3.50
Unusual items	0.09	0	0.05	0.37	0.21	0.13

Net Income	$0.81	$0.67	$1.80	$2.09	$3.93	$3.63

Average shares outstanding (thousands)
Basic	182,962	171,892	180,437	169,482	178,642	162,910
Diluted	183,524	172,541	181,022	170,061	179,241	163,455

(a)

Earnings in the 2004 and 2003 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)

Impacted by the adoption in mid-2003 of Statement of Financial Accounting Standards 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This required the reclassification of company-obligated, mandatorily redeemable preferred securities to long-term debt.

Key Indicators

Financial

	12 Months Ended June 30, 2004	12 Months Ended June 30, 2003

Dividends declared per share	$1.59	$1.49
Book value per share (a)	$21.48	$16.30
Market price per share (a)	$45.90	$43.00
Dividend yield (a)	3.5%	3.5%
Dividend payout ratio (b)	40%	41%
Dividend payout ratio - earnings from ongoing operations (b)(c)	43%	43%
Price/earnings ratio (a)(b)	11.7	11.8
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	12.3	12.3
Return on average common equity	21.35%	25.14%
Return on average common equity - earnings from ongoing operations (c)	20.47%	20.47%

(a)   End of period.
(b)   Based on diluted earnings per share.
(c)   Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings

	Current Year - 2004				Last Year - 2003

	Supply	International	Delivery	Total	Supply	International	Delivery	Total

(millions of dollars)

Earnings from ongoing operations - 2nd Qtr	$86	$44	$2	$132	$90	$26	$(0)	$116
Unusual Items	(6)	22		16

Earnings - reported	$80	$66	$2	$148	$90	$26	$(0)	$116

Earnings from ongoing operations - YTD	$175	$100	$42	$317	$178	$77	$37	$292
Unusual Items	(6)	14		8	63			63

Earnings - reported	$169	$114	$42	$325	$241	$77	$37	$355

(per share)

Earnings from ongoing operations - 2nd Qtr	$0.47	$0.24	$0.01	$0.72	$0.52	$0.15	$(0.00)	$0.67
Unusual Items	(0.03)	0.12		0.09

Earnings - reported	$0.44	$0.36	$0.01	$0.81	$0.52	$0.15	$(0.00)	$0.67

Earnings from ongoing operations - YTD	$0.97	$0.55	$0.23	$1.75	$1.05	$0.45	$0.22	$1.72
Unusual Items	(0.03)	0.08		0.05	0.37			0.37

Earnings - reported	$0.94	$0.63	$0.23	$1.80	$1.42	$0.45	$0.22	$2.09

Operating - Domestic Electricity Sales

	3 Months Ended June 30,			6 Months Ended June 30,			12 Months Ended June 30,

(millions of kwh)	2004	2003	Percent Change	2004	2003	Percent Change	2004	2003	Percent Change
Retail
Delivered (a)	8,352	8,058	3.6%	18,272	18,055	1.2%	35,623	35,711	(0.2%)
Supplied	8,811	8,376	5.2%	19,179	18,629	3.0%	37,322	37,057	0.7%

Wholesale
East	6,001	5,912	1.5%	11,690	11,666	0.2%	25,463	25,398	0.3%
West
NorthWestern Energy/
Montana Power (b)	827	838	(1.3%)	1,662	1,665	(0.2%)	3,345	3,358	(0.4%)
Other Montana	1,729	1,752	(1.3%)	3,937	3,807	3.4%	7,782	7,191	8.2%
PPL EnergyPlus	287	332	(13.6%)	480	468	2.6%	1,415	1,502	(5.8%)
(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation's service territory.
(b)

NorthWestern Corporation purchased The Montana Power Company's electric delivery business in February 2002, including Montana Power's rights under a power supply agreement with PPL Montana that expired on June 30, 2002. In July 2002, PPL EnergyPlus, on behalf of PPL Montana, began selling energy to NorthWestern Corporation under a new five-year agreement.

"Earnings from ongoing operations" excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

"Free cash flow" is derived by deducting the following from cash flow from operations: capital expenditures (net of disposals, but adjusted to include lease financing), dividend payments and repayment of transition bonds. Free cash flow should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes free cash flow is an important measure to both management and investors since it is an indicator of the company's ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow in a different manner.

"Equity to total capitalization ratio" includes as equity minority interest and preferred stock as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

"Adjusted equity to total capitalization ratio" excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act, excludes debt of international affiliates which is non-recourse to PPL, and for the 2003 calculation treats Premium Equity Participating Security (PEPSSM) units as equity (since those securities converted to common stock in May 2004). The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off the balance sheet. It also treats the PEPS securities in a manner consistent with how PPL believes the rating agencies view them. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices and sales, growth, cash flows, cash on hand, credit profile, electric rates, corporate strategy and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; the outcome of litigation against PPL Corporation and its subsidiaries; capital market conditions; stock price performance; the securities and credit ratings of PPL Corporation and its subsidiaries; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

# # #

Note to Editors: Visit PPL's media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.